FOR IMMEDIATE RELEASE
infoUSA Inc. Successfully Completes Cash Tender Offer for Shares of Guideline, Inc.
Omaha, Neb. — August 20, 2007 — infoUSA® (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales leads, today announced the successful conclusion of its cash tender offer to acquire all of the issued and outstanding shares of common stock and Series A preferred stock of Guideline, Inc., a New York corporation (“Guideline”), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 28, 2007, by and among infoUSA, Knickerbocker Acquisition Corp., a New York corporation and a wholly-owned subsidiary of infoUSA (“Purchaser”), and Guideline (the “Merger Agreement”). The initial tender offer expired at 12:00 midnight EDT at the end of Friday, August 17, 2007.
Based on information provided by Wells Fargo Bank, N.A., the paying agent for the offer, a total of 20,053,384 shares of common stock, representing approximately 89% of the outstanding common stock of Guideline, and all of the outstanding shares of Series A preferred stock were validly tendered prior to the expiration of the offer and not withdrawn as of the expiration of the offer. Of the shares of common stock tendered, 489,583 shares were tendered through guaranteed delivery procedures. All such shares have been accepted for purchase in accordance with the terms of the offer and payment for the validly tendered shares will be made promptly. The aggregate consideration payable for the shares purchased in the offer, assuming all guaranteed shares are delivered, is approximately $27.8 million.
Also on August 20, 2007, infoUSA announced that a subsequent offering period for all of the remaining outstanding and untendered shares of Guideline common stock will commence at 9:00 a.m. EDT on Monday, August, 20, 2007. Subject to the terms and conditions of the offer to purchase, which was previously mailed to Guideline shareholders, Guideline shareholders tendering shares during the subsequent offering period will receive $1.35 in cash, without interest, for each share of Guideline common stock tendered, which is the same amount paid to holders of Guideline common stock who tendered in the offer. Shares properly tendered during the subsequent offering period will be accepted as they are tendered and paid for promptly. The expiration date of the subsequent offering period is 12:00 midnight EDT at the end of Wednesday, August 22, 2007. Procedures for tendering shares of Guideline common stock during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure, and (2) shares tendered during the subsequent offering period may not be withdrawn.
As a result of its purchase of shares in the offer, Purchaser currently owns more than two-thirds (2/3) of the outstanding shares of Guideline common stock on a fully-diluted basis, which means that infoUSA and Purchaser can assure the consummation of the proposed merger of Purchaser with and into Guideline by voting the shares owned by Purchaser at a special meeting of the shareholders of Guideline. Moreover, if as a result of the purchase of shares of Guideline common stock in the subsequent offering period, Purchaser acquires more than 90% of the outstanding shares of Guideline Common Stock, infoUSA will be entitled to and intends to promptly cause Purchaser to merge with and into Guideline without a meeting of the shareholders of Guideline in accordance with New York’s “short-form” merger statute. As a result of the merger, each remaining outstanding share of Guideline common stock, other than shares held by infoUSA, Purchaser or Guideline or shares held by Guideline shareholders that perfect their rights to appraisal in accordance with New York law, will be converted into the right to receive $1.35 per share, in cash, without interest.
Guideline will remain headquartered in New York, NY, and will continue to operate independently as part of infoUSA.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Guideline. infoUSA has filed a tender offer statement with the SEC and mailed an offer to purchase, letter of transmittal and related documents to Guideline shareholders. Guideline filed with the SEC and mailed to Guideline shareholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and shareholders of Guideline are urged to read them carefully.
These documents are available at no charge at the SEC’s website www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to D.F. King & Co., Inc. 48 Wall Street, New York, New York 10005 or by calling (800) 769-4414, and may also be obtained from infoUSA at 5711 S. 86th Circle, Omaha NE 68127. Attention: Chief Financial Officer.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.